UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      May 15, 2008
MGIC Investment Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-10816	39-1486475

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
MGIC Plaza, 250 East Kilbourn Avenue, Milwaukee, WI 53202
(Address of principal executive offices, including zip code)
(414) 347-6480
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e) At the 2008 Annual Meeting of Shareholders held on May 15, 2008, the Company’s shareholders approved a list of performance goals (the “listed goals”) for an annual bonus plan for the Company’s named executive officers (these officers are the Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers) which conditions bonuses on satisfaction of one or more of the performance goals on that list (a bonus plan of this type is “a 162(m) Bonus Plan”). For a 162(m) Bonus Plan, within 90 days after the beginning of our fiscal year, the Management Development, Nominating and Governance Committee of the Company’s Board of Directors (the “Committee”) will select one or more of the listed goals and determine a specific performance target thereunder. If the performance target is met, the Committee may award bonuses to the named executive officers in a maximum amount not to exceed three times the base salary of the CEO and up to 2.25 times the base salaries of the other named executive officers. The base salaries that determine the maximum bonuses will be determined as of the end of the year for which the Company’s performance is measured against the performance target. For bonuses payable for 2009 and later years, the Committee may raise the base salary multiples that determine maximum bonuses. In no event, however, may bonuses under a 162(m) bonus plan for any year exceed $4 million for the CEO and $2.5 million for any other named executive officer.
     The Committee expects that under a 162(m) Bonus Plan the CEO and the named executive officers will be able to make an election to receive up to one-third of the bonus that would otherwise be paid in cash in the form of restricted equity having an equivalent market value at the time of the award. This restricted equity is referred to as the base shares. If a named executive officer elects base shares, the Committee expects it will award one and one-half matching shares for each base share. These matching shares will not be counted against the maximum bonus amounts referred to above but their value, determined by the closing price of the stock on the date of the award, may not exceed $2 million for the CEO and $1.25 million for any other 162(m) officer. The base shares and the matching shares will be awarded under the Company’s 2002 Stock Incentive Plan. Their vesting provisions will be determined by the Committee but they are expected to vest through continued employment with the Company for periods that the Committee determines.
     The Committee will have discretion to determine specific bonus amounts within the bonus maximums. The Committee expects it will exercise its discretion based on:
•	the Company’s actual financial and other results for the year compared to the corporate goals presented to and approved by the
Committee for that year with respect to the CEO’s bonus (the listed goals are separate from these corporate goals),

•	the Committee’s analysis of the business environment in which the Company operated during the year,

•	the Committee’s evaluation of individual officer performance,

•	the recommendations of the CEO (except in regard to his own bonus), and

•	such other matters as the Committee deems relevant.
     Subject to shareholder approval of the listed goals, in March 2008, the Committee adopted a 162(m) Bonus Plan applicable to the Company’s 2008 performance with a performance target determined by the sum of the incurred loss ratio and the expense ratio, which are within the listed goals. The incurred loss ratio is incurred losses in 2008 for the Company’s 2008 primary new insurance written, divided by premiums earned in 2008 on that business, and the expense ratio is the expenses of the Company’s insurance operations in 2008 divided by the Company’s net premiums written in 2008. If the performance target is met, the Committee will determine the level of bonuses up to the maximum amounts by considering the factors in the bullet points above. The corporate goals the Committee approved for 2008 with respect to the CEO’s bonus included non-objective goals relating to shareholder value, return on investment, loss mitigation, the Company’s management organization and raising new capital. In late March, after this goal was adopted, the Company raised new capital through the sale of Common Stock and junior subordinated debentures convertible into Common Stock. The Committee also approved a corporate goal relating to the management of the mix of business in the 2008 book such that this book is profitable.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGIC INVESTMENT CORPORATION
Date: May 21, 2008	By:	/s/ Joseph J. Komanecki
Joseph J. Komanecki
Senior Vice President, Controller and Chief Accounting Officer